DRAFT April 9, 1998

BIOCONTROL TECHNOLOGY, INC.                                           PROXY
300 Indian Springs Road                          THIS PROXY IS SOLICITED ON
Indiana, PA  15701                         BEHALF OF THE BOARD OF DIRECTORS


     The undersigned, having received the Report to Shareholders, Notice of the Special Meeting of Shareholders and the Biocontrol Technology, Inc. Proxy Statement, hereby appoint(s) David E. Staudenmaier proxy of the undersigned (with full power of substitution) to attend the above Special Meeting and all adjournments thereof (the "Special Meeting") and there vote all shares of Common Stock of Biocontrol Technology, Inc. (the "Company") that the undersigned would be entitled to vote, if personally present with regard to all matters which may come before the Special Meeting, including the items set forth below. To cast a vote in connection with the following items, please check the box next to the appropriate response.

     1. Approval of an amendment to the Company's Articles of Incorporation to increase the number of authorized shares of common stock to 600,000,000.

                    |  | FOR   |  | AGAINST   |  | ABSTAIN

     2. Approval for the Board of Directors, in its discretion, to perform a reverse stock split of one for ten, if such an action is necessary.

                    |  | FOR   |  | AGAINST   |  | ABSTAIN


    3. In his discretion upon the transaction of other business as may properly come before the Special Meeting.

                    |  | FOR   |  | AGAINST   |  | ABSTAIN

     The undersigned hereby revokes all previous proxies for the Special Meeting, acknowledges receipt of the Report to Shareholders, Notice of the Special Meeting and Proxy Statement furnished therewith and ratifies all that the said proxies may do by virtue hereof.

     This proxy when properly executed will be voted in the manner specified herein. If no specification is made, this proxy will be voted in favor of Items 1 and 2 and the authority provided by Item 3 will be deemed granted.

     Please sign exactly as name appears below. Joint owners should each sign personally. If signing in any fiduciary or representative capacity, give full title as such. For shares held by a corporation, please affix corporate seal.


                              Date: ____________________________________

                              _________________________________________
                              Signature

                              _________________________________________

                              Sign, date and return this proxy immediately in the enclosed envelope to Chase-Mellon Shareholder Services

NOTE: ONLY BONA FIDE SHAREHOLDERS WILL BE ADMITTED TO THE SPECIAL SHAREHOLDERS MEETING; PHOTO IDENTIFICATION AND PROOF OF OWNERSHIP AS OF THE RECORD DATE WILL BE REQUIRED FOR ADMITTANCE.

PRELIMINARY

              BIOCONTROL TECHNOLOGY, INC. 300 Indian Springs Road
                   Indiana, PA  15701 Telephone 412-349-1811

     NOTICE OF SPECIAL MEETING OF STOCKHOLDERS TO BE HELD ON JUNE 12, 1998

The Special Meeting (the "Special Meeting") of Stockholders of Biocontrol Technology, Inc., a Pennsylvania corporation (the "Company"), will be held at the Holiday Inn, Indiana, Pennsylvania, on June 12, 1998 at 9:00 a.m., local time, for the following purposes:

1. To amend the Company's Articles of Incorporation, as amended, to increase the number of authorized shares to 600,000,000, as set forth in the Proxy Statement.

2. To approve a reverse stock split of one for ten, to be performed in the event such an action is deemed necessary in the discretion of the Board of Directors, as set forth in the Proxy Statement.


                              By Order of the Board of Directors

                              ___________________________________
                              David E. Staudenmaier, Secretary

Date: __________________

PLEASE NOTE: ONLY BONA FIDE STOCKHOLDERS WILL BE ADMITTED TO THE SPECIAL SHAREHOLDERS MEETING; PHOTO IDENTIFICATION AND PROOF OF OWNERSHIP AS OF THE RECORD DATE WILL BE REQUIRED FOR ADMITTANCE.

Those stockholders who are unable to attend the Special Meeting in person are respectfully urged to indicate their choices, execute and return the enclosed proxy card at their earliest convenience to Proxy Tabulation Dept., Chase Mellon Shareholder Services, 450 West 33rd Street, 15th Floor, New York, New York 10001. Promptness in returning the enclosed proxy card will be appreciated. Proxies must be returned no later than June 11, 1998. Proxies may be revoked by the Stockholder before it is voted at the Special Meeting by either: written notice to the Secretary, by submission of a Proxy bearing a later date, or by attending the Special Meeting and voting in person.

                         Biocontrol Technology, Inc.
                   The Bourse, Building 2500, Second Floor
               2275 Swallow Hill Road | Pittsburgh, PA  15220
                    (412) 429-0673   Fax: (412) 279-1367

Dear Fellow Shareholders:

     We are approaching a very exciting and strategic time for the Company.
The exciting part is centered around our products and their introduction into their respective markets. We expect to receive the CE Mark for our Diasensor 1000 noninvasive glucose sensor which will permit the Company to commence marketing in Europe. This will be a major milestone for the Company and will certainly assist the Company s efforts in obtaining approvals in other countries throughout the world. Our hyperthermia program is going well and we are working towards our ISO 9000 approval for marketing that product in Europe. Once again, we intend to open up the European market first and then go on to the other world markets. As for our environmental products, PRP (petroleum remediation product) has generated substantial interest in the Middle East, particularly in Abu Dhabi, where the Company has focused its efforts. The Persian Gulf averages 10,000 barrels of oil spilled per day. This is the best place in the world for our product since it is most effective on oil spills in water. We are excited about the opportunities in the Middle East and are working very hard to turn those opportunities into sales. As for our other environmental product, cemkote , we truly believe this will be a product that will revolutionize the metal surface coating business as well as produce substantial revenues for Biocontrol. We purchased 58.4% of ICTI (the company which makes cemkote ) just recently and we are progressing rapidly with several companies looking to joint venture with us to use cemkote coating for their particular industry applications. Various tests have concluded that cemkote has a superior hardness, a smoother surface (which presents low friction), is corrosion resistant and provides uniformity to the area that is coated. These properties make cemkote a superior product to other coatings including hard chrome. The other great property of cemkote is that it creates virtually no toxic waste, whereas hard chrome has significant EPA problems with respect to this issue.

     The Company s strategy at this time is to continue on the same path and to have additional shares authorized because we feel that a substantial investment into the Company may be forthcoming. Once the investment is complete, the Company will be properly capitalized to launch all products successfully into their respective markets. Shareholder value will increase because of the impact of successful marketing.

     At this time, we do not want to do a reverse split unless it is absolutely necessary. Therefore we ask that you please vote FOR us on two matters. One, vote FOR authorization of 300 million new shares. Two, if we absolutely have to do a reverse split to comply with Nasdaq compliance requirements, then we will need your authorization to do so; therefore vote FOR on this issue. We feel very enthused and excited about our future and will do everything in our power to enhance shareholder value. Thank you.

                              Sincerely,

                              Fred E. Cooper, CEO
                              David L. Purdy, President and Chairman

PRELIMINARY

                        BIOCONTROL TECHNOLOGY, INC.

     The approximate mailing date of this Proxy Statement is May 12, 1998


                                PROXY STATEMENT
                      FOR SPECIAL MEETING OF STOCKHOLDERS
                                 June 12, 1998

The accompanying proxy is furnished by Biocontrol Technology, Inc. (the "Company") in connection with the solicitation of proxies by the Board of Directors on all matters and may be revoked by the Shareholder at any time before it is voted by giving written notice to the Secretary of the Company or by executing and delivering a proxy with a later date. The expense of this solicitation is to be borne by the Company, and the Company will reimburse persons holding stock in their name or in the names of their nominees for the expenses incurred in sending proxies and proxy materials to their principals.

The Company had outstanding 182,009,489 shares of common stock, par value $.10 per share, as of March 18, 1998, the date for determining the security holders of record entitled to vote at the meeting (the "Record Date"). Each share of common stock is entitled to one vote in all matters brought before the Shareholders, without cumulative voting.

Shareholders should note that this meeting is not the annual meeting of shareholders, which will be scheduled following this Special Meeting.


                        INCORPORATION BY REFERENCE

The latest financial statements of the Company, as well as other information regarding the Company may be found in other documents the Company has filed or will file with the SEC. The following documents are incorporated herein by reference:

     (1) The Company s Annual Report on Form 10-K for the fiscal year ended December 31, 1997;

     (2)  The Company s Form 10-Q for the quarter ended March 31, 1998.

The Company undertakes to provide without charge to each person to whom these Proxy Materials are delivered, upon written or oral request of such person, a copy of any and all information that has been incorporated by reference. Such requests should be made to: Investor Relations Department, Biocontrol Technology, Inc., 2275 Swallow Hill Road, Building 2500, 2nd Floor, Pittsburgh, PA 15220; by telephone at (412) 429-0673 or by fax at (412) 279-1367.

DESCRIPTION OF SECURITIES

BICO's authorized capital currently consists of 300,000,000 shares of common stock, par value $.10 per share and 500,000 shares of cumulative preferred stock, par value $10.00 per share. As of April 17, 1998, there were ________________ shares of common stock and zero shares of preferred stock outstanding. In addition, there were $_______________ of the Company's 4% Convertible Debentures outstanding as of April 17, 1998.


Preferred Stock

The Articles of Incorporation of BICO authorize the issuance of a maximum of 500,000 shares of non-voting cumulative convertible preferred stock, and authorize the Board of Directors of BICO to divide such class of preferred stock into series and to fix and determine the relative rights and preferences of the shares.

As of April 17, 1998, the Company had no outstanding shares of preferred stock.

Common Stock

All outstanding shares of the Company's common stock are fully paid and nonassessable. All shares of common stock to be received by holders will be fully paid and nonassessable. All the shares of common stock will be equal to each other with respect to liquidation rights and dividend rights and there are no preemptive rights to purchase any additional shares of common stock.
Holders of common stock are entitled to one vote per share on all matters submitted to a vote of shareholders, but are not entitled to cumulate their votes in the election of directors. Accordingly, the holders of over 50% of the outstanding common stock voting for the election of directors, could elect the entire slate of the Board of Directors of BICO, and the holders of the remaining common stock would not be able to elect any member to the Board of Directors.As of April 17, 1998, there were _____________ shares of common stock outstanding.

In the event of liquidation or dissolution of BICO, holders of the common stock are entitled to receive on a pro rata basis all assets of BICO remaining after satisfaction of all liabilities including liquidation preferences granted to holders of the preferred stock of BICO.


Convertible Debentures

As of April 17, 1998, the Company had outstanding $____________ in Convertible Debentures, which are due between __________, 1999 and ____________, 1999.

Dividends

The Company has not paid cash dividends on its common stock or preferred stock (with the exception of a cash dividend on its preferred stock in 1983, and a common stock dividend on its preferred stock in 1988) since its inception, and cash dividends are not presently contemplated at any time in the foreseeable
future.   The Company anticipates that any excess funds generated from operations in the foreseeable future will be used for working capital and for investment in research and new product development, rather than to pay dividends.

In accordance with the Company's Articles of Incorporation, cash dividends are restricted under certain circumstances. Holders of common stock are entitled to cash dividends only when and if declared by the Board of Directors out of funds legally available for payment thereof. Any such dividends are subject to the prior right of holders of the Company's preferred stock to receive any accrued but unpaid dividends. Further, common stock dividends may be paid only to the extent the net assets of BICO exceed the liquidation preference of any outstanding preferred stock.

Employment Agreement Provisions Related to Changes in Control

BICO has entered into agreements (the "Agreements") with Fred E. Cooper, David
L. Purdy, Anthony J. Feola, Glenn Keeling, and two non-executive officer employees. The Agreements provide that in the event of a "change of control" of BICO, BICO is required to issue to Mr. Cooper and Mr. Purdy shares of common stock equal to five percent (5%), to issue to Mr. Feola four percent (4%), to issue Mr. Keeling three percent (3%), and to issue the two non-executive officer employees two percent (2%) each of the outstanding shares of common stock of the Company immediately after the change in control. In general, a "change of control" is deemed to occur for purposes of the Agreement: (i) when 20% or more of BICO's outstanding voting stock is acquired by any person, (ii) when one-third (1/3) or more of BICO's directors are not Continuing Directors (as defined in the Agreements), or (iii) when a controlling influence over the management or policies of BICO is exercised by any person or by persons acting as a group within the meaning of Section 13(d) of the Securities Exchange Act of 1934, as amended (the "Exchange Act").

Warrants

As of April 17, 1998, there were outstanding warrants to purchase _____________ shares of the Company's common stock at exercise prices of between $0.25 and $4.03 per share. These warrants are held by members of the Company's Scientific Advisory Board, certain employees, officers, directors, loan guarantors, lenders and consultants.

The holders of warrants are not entitled to vote, to receive dividends or to exercise any of the rights of the holders of shares of common stock for any purpose until such warrants have been duly exercised and payment of the exercise price has been made.

Voting Procedures

Each share of common stock outstanding as of the Record Date is entitled to one vote on each matter submitted to the stockholders for a vote at the Special Meeting. The matter submitted to a vote at the meeting will be decided by the vote of a majority of all votes cast in person or by proxy at the meeting. Abstentions will be treated as shares present and entitled to vote for purposes of determining the presence of a quorum, but will not be considered as votes cast in determining whether a matter has been approved by the stockholders. If a broker or other record holder or nominee indicates on a proxy that it does not have authority as to certain shares to vote on a particular matter (commonly referred to as "broker non-votes"), those shares will not be considered as present and entitled to vote with respect to that matter.

Transfer Agent

Chase-Mellon Shareholder Services in New York, New York acts as the Company's Registrar and Transfer Agent for its common and preferred stock. The Company acts as its own warrant transfer agent.


                     DIRECTORS AND EXECUTIVE OFFICERS

                          Director
Name                 Age   Since          Position

David L. Purdy       69    1972     President, Chairman of the
                                     Board, Treasurer, Director

Fred E. Cooper       52    1989     Chief Executive
                                     Officer, Executive
                                     Vice President, Director

Anthony J. Feola     50    1990     Senior Vice President, Director

Glenn Keeling        47    1991     Vice President, Director

Richard H. Bourret   58    1998     Director

Stan Cottrell        55    1998     Director
______________________________

DAVID L. PURDY, 69 is President, Chairman of the Board, Treasurer and a director of the Company. Mr. Purdy has been a director and Chairman of the Board since its organization in 1972 and is considered the organizer and founder of the Company; he devotes 60% of his time to the business of the Company, and 40% of his time to Diasense. He has also served as President of the Company from 1972 through December 1990, with the exception of five months in 1980, when he served as Chairman and full-time Program Director of the Company's implantable medicine dispensing device program with St. Jude Medical, Inc., and from October 1, 1987 through July 15, 1988, when he served as Chairman and Director of Research and Development for the Company. Prior to founding the Company, he was employed by various companies in the medical technology field, including Arco Medical, Inc. Mr. Purdy is also an officer and director of Diasense and Coraflex.

FRED E. COOPER, 52, is the Chief Executive Officer, Executive Vice President and a director of the Company; he devotes approximately 60% of his time to the business of the Company, and 40% to Diasense. Prior to joining the Company, Mr. Cooper co-founded Equitable Financial Management, Inc. of Pittsburgh, PA, a company in which he served as Executive Vice President until his resignation and divestiture of ownership in August 1990. In 1972, Mr. Cooper founded Cooper Leasing Corp., Pittsburgh, Pennsylvania, a company specializing in
equipment and venture financing.   Mr. Cooper was appointed Chief Executive
Officer in January 1990. He is also an officer and director of Diasense and Barnacle Ban, and a director of Petrol Rem and Coraflex.

ANTHONY J. FEOLA, 50, rejoined the Company as its Senior Vice President in April, 1994, after serving as Diasense's Vice President of Marketing and Sales from January, 1992 until April, 1994. Prior to January, 1992, he was the Company's Vice President of Marketing and Sales. Prior to joining the Company in November 1989, Mr. Feola was Vice President and Chief Operating Officer with Gateway Broadcasting in Pittsburgh in 1989, and National Sales Manager for Westinghouse Corporation, also in Pittsburgh, from 1980 until 1989. He was elected a director of the Company in February 1990, and also serves as a director of Diasense, Coraflex, Petrol Rem and Barnacle Ban.

GLENN KEELING, 47, joined the Board of Directors in April 1991. Mr. Keeling currently is a full-time employee of BICO in the position of Vice President of Marketing; his primary responsibilities during 1994 through 1997 have been the management and operation of IDT's Whole-Body Extracorporeal Hyperthermia project. From 1976 through 1991, he was a Vice President in charge of new business development at Equitable Financial Management, Inc., a regional equipment lessor. His responsibilities included initial contacts with banks and investment firms to open new lines of business referrals in connection with financing large equipment transactions. He is also President and a director of IDT.

RICHARD H. BOURRET , 58, was appointed to the Board of Directors in 1998. Mr. Bourret has over twenty- five years of senior management experience in retail, wholesale and manufacturing with specialty stores, department stores, mass merchandisers and manufacturers. He is a former president of Montgomery Wards Apparel Division in New York, former president and CEO of G.H. Bass Company and a former Executive Vice President and COO of Woolf Brothers in Kansas City.
Mr. Bourret is currently a business consultant.

STAN COTTRELL, 55, was appointed to the Board of Directors in 1998. Mr. Cottrell is the Chairman and Founder of Cottrell Associates International, Inc., which provides international business development, brokerage, specialty marketing and promotional services. He is a former director of marketing for Inhalation Therapy Services and was employed by Boehringer Ingelheim , Ltd. as a national product manager. Mr. Cottrell is a world ultra- distance runner and the author of several books.

Pursuant to the disclosure requirements of Item 405 of Regulation S-K regarding timely filings required by Section 16(a) of the Securities and Exchange Act, the Company represents the following. Based solely on its review of copies of forms received and written representations from certain reporting persons, the Company believes that all of its officers, directors and greater than ten percent beneficial owners complied with applicable filing requirements.

              CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS

Employment Relationships

The Board of Directors of the Company approved employment agreements on November 1, 1994 for its officers, David L. Purdy, Fred E. Cooper, Anthony J. Feola and Glenn Keeling (See "Employment Agreements").

David L. Purdy, President, Treasurer and a director of the Company, is a director of Diasense and Coraflex. He is also the chairman and Chief Scientist of Diasense, and the President and Treasurer of Coraflex. Mr. Purdy devotes 60% of his time to BICO, and 40% to Diasense. In addition to his salary paid by BICO, Mr. Purdy was paid $87,500 and $100,000 by Diasense in 1997 and 1996, respectively. Fred E. Cooper, Chief Executive Officer, Executive Vice President and a director of the Company, is a director of Diasense, Coraflex, Petrol Rem, and Barnacle Ban. He is also the President of Diasense, and Barnacle Ban. Mr. Cooper devotes approximately 60% of his time to BICO and 40% to Diasense. In addition to his salary and bonus paid by BICO, he was paid $150,000 by Diasense in 1996 and 1997. Anthony J. Feola, Senior Vice President and a director of the Company, is also a director of Diasense,
Coraflex, Petrol Rem, and Barnacle Ban.   Glenn Keeling, Vice President and a
director of the Company, was employed on January 1, 1992 as BICO's manager of
product development.   Mr. Keeling is also the President and a director of IDT.
Gary Keeling, the brother of Glenn Keeling, resigned as an officer and director of Diasense in August, 1997.

Property

Three of the Company's current executive officers and/or directors and two former directors of the Company are members of the nine-member 300 Indian Springs Road Real Estate Partnership (the "Partnership") which in July 1990, purchased the Company's real estate in Indiana, Pennsylvania, and each has personally guaranteed the payment of lease obligations to the bank providing
the funding.   The five members of the Partnership who are also current or former officers and/or directors of the Company, David L. Purdy, Fred E. Cooper, Glenn Keeling, Jack H. Onorato and C. Terry Adkins, each received warrants on June 29, 1990 to purchase 100,000 shares of the Company's common stock at an exercise price of $.33 per share until June 29, 1995 (those warrants still outstanding as of the original expiration date were extended until June 29, 1998). Mr. Adkins, who was a director at the time of the transaction, resigned from the Board of Directors on March 30, 1992, and is currently an officer and director of Diasense. Mr. Keeling, who was not a director at the time of the transaction, joined the Board of Directors on May
3, 1991.   Mr. Onorato, who was not a director at the time of the transaction, was a BICO director from September 1992 until April 1994.

In all instances where warrants were issued in connection with the transactions set forth above, the exercise price of the warrants was equal to or above the current quoted market price of the Company's common stock on the date of issuance.

In April 1992, Diasense purchased an office condominium located at the Bourse Office Park, Virginia Manor, Building 2500, Second Floor, Pittsburgh, Pennsylvania 15220 for $190,000. The Company has entered into a lease with Diasense and pays rent in the amount of $3,544 per month, plus one-half of the utilities.

Warrants

The following paragraphs, along with the notes to the financial statements, include disclosure of the warrants which were granted to executive officers and directors of the Company from 1995 through 1997. These warrants were accounted for in accordance with Accounting Principles Board Opinion 25 (based on the spread, if any, between the exercise price and the quoted market price of the stock on the date that the warrants were granted). No value was recorded for these warrants since they were all granted at exercise prices which were equal to or above the current quoted market price of the stock on the date issued (See, Note J to the Financial Statements). In 1995 and 1996, the Company extended warrants granted in 1990 and 1991, which were scheduled to expire in 1995 and 1996, until 1998-2000. Because the exercise price of the warrants, which remained unchanged, was less than the market price of the common stock on the dates of the extensions, charges were made against operations (See, "MANAGEMENT'S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION AND RESULTS OF OPERATIONS", and Note J to the Financial Statements).

On August 26, 1996, the Board of Directors approved the granting of warrants to purchase 100,000 shares of common stock at $1.48 per share to Glenn Keeling, an officer and director of the Company.

Loans

On October 1, 1990, the Board of Directors approved a $75,000 loan from the Company to Fred E. Cooper. Mr. Cooper signed a promissory note promising to pay the principal amount plus twelve percent (12%) simple interest. Mr. Cooper
repaid $66,500 of the $75,000 principal balance during 1991.   During 1991, the
Company granted loans to Fred E. Cooper in the aggregate amount of $57,400.
Mr. Cooper signed promissory notes promising to pay the principal amounts upon demand plus ten percent (10%) simple interest. In January 1992, the Company granted a loan to Fred E. Cooper in the amount of $25,000. Mr. Cooper signed a promissory note promising to pay the principal amount upon demand plus ten percent (10%) simple interest. In 1997, the Companies granted loans to Fred E. Cooper aggregating $158,000; Mr. Cooper signed promissory notes promising to pay the principal amounts upon demand plus 8.25% simple interest. In 1998, the Company granted loans to Fred E. Cooper aggregating $275,000; Mr. Cooper signed a promissory note promising to pay the principal amount upon demand plus 8.25% simple interest. Except for the joint liability set forth below, the aggregate balance of the loans as of March 15, 1998, including accrued interest, was $597,636.

In November 1997, the Companies granted a loan to Anthony J. Feola in the amount of $50,000. Mr. Feola signed a promissory note promising to pay the principal amount upon demand plus 8.25% simple interest. In February 1998, the Company granted a loan to Anthony J. Feola in the amount of $185,000. Mr. Feola signed a promissory note promising to pay the principal upon demand plus 8.25% simple interest. Except for the joint liability set forth below, the aggregate balance of the loans as of March 15, 1998, including accrued interest, was $237,762.

In December 1991, the Company granted a loan to Glenn Keeling in the amount of $5,000. Mr. Keeling signed a Promissory Note promising to pay the principal amount upon demand plus ten percent (10%) simple interest. In December 1996, the Company granted a loan to Glenn Keeling in the amount of $50,000. Mr. Keeling signed a promissory note promising to pay the principal amounts upon demand plus 8.25% simple interest. In November, 1997, the Company granted a loan to Glenn Keeling in the amount of $20,000. Mr. Keeling signed a promissory note promising to pay the principal upon demand plus 8.25% simple interest. In February 1998, the Company granted a loan to Glenn Keeling in the amount of $190,000. Mr. Keeling signed a promissory note promising to pay the principal upon demand plus 8.25% simple interest. Except for the joint liability set forth below, the aggregate balance of the loans as of March 15, 1998, including accrued interest, was $275,310.

In September 1995, the Company granted a loan in the amount of $250,000 to Allegheny Food Services in the form of a one-year renewable note bearing interest at prime rate as reported by the Wall Street Journal plus one percent (1%). Interest payments have been made on the note, and as of December 31, 1997, the balance was $250,000. Joseph Kondisko, a former director of Diasense, is a principal owner of Allegheny Food Services.

In 1997, the Company paid $35,000 in connection with the settlement of a lawsuit. The payment was secured with a loan executed jointly by all of the directors: Fred E. Cooper, David L. Purdy, Anthony J. Feola and Glenn Keeling. The balance of the loan as of December 31, 1997 and March 20, 1998 was $35,000.

Each of the loans made to officers or directors and their affiliates was made for a bona fide business purpose. All future loans to officers, directors and their affiliates will be made for bona fide business purposes only.

Intercompany Agreements

Management of the Company believes that the agreements between BICO and Diasense, which are summarized below, were based upon terms which were as favorable as those which may have been available in comparable transactions with third parties. However no unaffiliated third party was retained to determine independently the fairness of such transactions.

License and Marketing Agreement. Diasense acquired the exclusive marketing rights for the Noninvasive Glucose Sensor and related products and services from BICO in August 1989 in exchange for 8,000,000 shares of its common stock. That agreement was canceled pursuant to a Cancellation Agreement dated November 18, 1991, and superseded by a Purchase Agreement dated November 18, 1991. The Cancellation Agreement provides that BICO will retain the 8,000,000 shares of Diasense common stock which BICO received pursuant to the License and Marketing Agreement.

Purchase Agreement. BICO and Diasense entered into a Purchase Agreement dated November 18, 1991 whereby BICO conveyed to Diasense its entire right, title and interest in the Noninvasive Glucose Sensor and its development, including its extensive knowledge, technology and proprietary information. Such conveyance includes BICO's patent received in December 1991.

In consideration of the conveyance of its entire right in the Noninvasive Glucose Sensor and its development, BICO received $2,000,000. In addition, Diasense may endeavor, at its own expense, to obtain patents on other inventions relating to the Noninvasive Glucose Sensor. Diasense also guaranteed BICO the right to use such patented technology in the development of BICO's proposed implantable closed-loop system, a related system in the early stages of development.

In December 1992, BICO and Diasense executed an amendment to the Purchase Agreement which clarified terms of the Purchase Agreement. The amendment defines "Sensors" to include all devices for the noninvasive detection of analytes in mammals or in other biological materials. In addition, the amendment provides for a royalty to be paid to Diasense in connection with any sales by BICO of its proposed closed-loop system.

Research and Development ("R&D") Agreement. Diasense and BICO entered into an agreement dated January 20, 1992 in connection with the research and development of the Noninvasive Glucose Sensor. Pursuant to the agreement, BICO will continue the development of the Noninvasive Glucose Sensor, including the fabrication of prototypes, the performance of clinical trials, and the submission to the FDA of all necessary applications in order to obtain market approval for the Noninvasive Glucose Sensor. BICO will also manufacture the models of the Noninvasive Glucose Sensor to be delivered to Diasense for sale (See, "Manufacturing Agreement"). Upon the delivery of the completed models, the research and development phase of the Noninvasive Glucose Sensor will be deemed complete.

Diasense has agreed to pay BICO $100,000 per month for indirect costs beginning April 1, 1992, during the 15 year term of the agreement, plus all direct costs, including labor. BICO also received a first right of refusal for any program undertaken to develop, refine or improve the Noninvasive Glucose Sensor, and for the development of other related products. In July 1995, BICO and Diasense agreed to suspend billings, accruals of amounts due and payments pursuant to the R&D Agreement pending the FDA's review of the Sensor.

Manufacturing Agreement. BICO and Diasense entered into an agreement dated January 20, 1992, whereby BICO will act as the exclusive manufacturer of the Noninvasive Glucose Sensor and other related products. Diasense will provide BICO with purchase orders for the products and will endeavor to provide projections of future quantities needed. The original Manufacturing Agreement called for the products to be manufactured and sold at a price to be determined in accordance with the following formula: Cost of Goods (including actual or 275% of overhead, whichever is lower) plus a fee of 30% of Cost of Goods. In July 1994, the formula was amended to be as follows: Costs of Goods Sold (defined as BICO's aggregate cost of materials, labor and associated manufacturing overhead) + a fee equal to one third (1/3) of the difference between the Cost of Goods Sold and Diasense's sales price of each Sensor. Diasense's sales price of each Sensor is defined as the price paid by any purchaser, whether retail or wholesale, directly to Diasense for each Sensor. Subject to certain restrictions, BICO may assign its manufacturing rights to a subcontractor with Diasense's written approval. The term of the agreement is fifteen years.

                          EXECUTIVE COMPENSATION

The following table sets forth information concerning the annual and long-term compensation for services in all capacities to the Company for the fiscal years ended December 31, 1997, 1996 and 1995, of those persons who were, at December 31, 1997 (i) the Chief Executive Officer, and (ii) the other most highly compensated executive officers of the Company whose remuneration exceeded $100,000 (the "Named Executives").


                         SUMMARY COMPENSATION TABLE
==============================================================================
             Annual Compensation                 | (1)Long Term  Compensation
------------------------------------------------------------------------------
                                                 |   Awards
Name and                                         | Securities
Principal                                (2)     | Underlying  (2) All other
Position      Year  Salary($) Bonus($) Other($)  | Warrants(#)  Compensation
==============================================================================
David L.                                         |
Purdy ,       1997  $154,167      $0        $0   |           0          $0
President,    1996  $300,000      $0        $0   |           0          $0
Treasurer (4) 1995  $300,000      $0        $0   |     820,000 (3)      $0
------------------------------------------------------------------------------
Fred E.       1997  $442,000      $0        $0   |           0          $0
Cooper,       1996  $442,000      $0        $0   |           0          $0
CEO (5)       1995  $330,000      $0        $0   |     575,000 (3)      $0
------------------------------------------------------------------------------
Anthony J.    1997  $300,000      $0        $0   |           0          $0
Feola , Sr.   1996  $300,000      $0        $0   |     350,000 (3)      $0
Vice Pres.(6) 1995  $250,000      $93,125   $0   |     200,000 (3)      $0
------------------------------------------------------------------------------
Glenn         1997  $200,000      $0        $0   |           0          $0
Keeling, VP   1996  $200,000      $0        $0   |     100,000 (8)      $0
(7)           1995  $175,000      $0        $0   |           0          $0
==============================================================================


(1) The Company does not currently have a Long-Term Incentive Plan ("LTIP"), and no payouts were made pursuant to any LTIP during the years 1997, 1996, or 1995. The Company did not award any restricted stock to the Named
     Executives during any year, including the years 1997, 1996 or 1995.    The
     Company did not award any warrants, options or Stock Appreciation Rights ("SARs") to the Named Executives during the years ended December 31, 1997, 1996 or 1995; however, the Company did extend warrants owned by the Named Executives, which would have expired during 1995 and 1996 (See Note 3, below). The Company has no retirement, pension or profit-sharing programs for the benefit of its directors, officers or other employees. The Company currently has key-man life insurance for David L. Purdy and Fred
     E. Cooper in the amount of $1,000,000 each.

(2) During the year ended December 31, 1997, the Named Executives received medical benefits under the Company's group insurance policy, including disability and life insurance benefits. The aggregate amount of all perquisite compensation was less than 10% of the total annual salary and bonus reported for each Named Executive.

(3) During 1995 and 1996, the Company extended warrants previously issued to the Named Executives which would have otherwise expired. Although the extensions were in connection with warrants already held by the Named Executives, they are shown in the table set forth above as "awards" for executive compensation disclosure purposes because at the time of the extension, the exercise price of the warrants (which remained unchanged) was less than the "market price" of the common stock.

(4) In November, 1994, Mr. Purdy's employment agreement was renegotiated to provide for an annual salary of $250,000 effective November 1, 1994 through October 31, 1999. All other terms of the contract remained substantially the same (See, "Employment Agreements"). During 1995, Mr. Purdy's salary was increased by $50,000. In 1997, 1996 and 1995, Mr. Purdy was paid $87,500; $100,000 and $100,000 by Diasense.

(5) In November, 1994, Mr. Cooper's employment agreement was renegotiated to provide for an annual salary of $250,000 effective November 1, 1994 through October 31, 1999. All other terms of the contract remained substantially the same (See, "Employment Agreements"). In addition, in 1997, 1996 and 1995, Mr. Cooper was paid $96,000; $96,000; and $40,000 respectively by both Petrol Rem and IDT, both of which are subsidiaries of BICO. In 1997, 1996, and 1995, Mr. Cooper was paid $150,000 in salary by Diasense.


(6) In April, 1994, Mr. Feola's employment agreement with Diasense was assigned to BICO when he left Diasense to rejoin BICO as its Senior Vice President. In November, 1994, Mr. Feola's employment agreement was renegotiated, provides for an annual salary of $200,000 and is effective November 1, 1994 through October 31, 1999. All other terms of the contract remained substantially the same (See, "Employment Agreements"). During 1996 and 1995, Mr. Feola's salary was increased by $50,000 per year.

(7) In November, 1994, Mr. Keeling entered into an employment agreement with the Company which provides for an annual salary of $150,000 effective November 1, 1994 through October 31, 1999 (See, "Employment Agreements"). During 1996 and 1995, Mr. Keeling's salary was increased by $25,000 per year.

(8) On August 26, 1996, Mr. Keeling was granted warrants to purchase 100,000 shares of the Company s common stock at a price of $1.48 per share (the market price as of that date) until August 26, 2001.


               Option/Warrant/SAR Grants in Last Fiscal Year

No options, warrants or SARs were granted or extended to the Named Executives during 1997.


 AGGREGATED OPTION/WARRANT/SAR EXERCISES IN LAST FISCAL YEAR AND FISCAL
               YEAR-END OPTION/WARRANT/SAR VALUE TABLE
=========================================================================
                                            Number of         Value of
                                            Securities        Unexercised
                                            Underlying        In-the-Money
                                            Unexercised       Options/SARs
                                            Options/SARs      12/31/97 ($)
                                            at 12/31/97 (#)
           Shares           Value
           Acquired on      Realized ($)    Exercisable       Exercisable/
           Exercise           (2)           Unexercisable(3)  Unexercisable (4)
Name       (#)(1)
-------------------------------------------------------------------------------
David L.     52,800         $ 8,239          767,200           $   0
Purdy        (5)              (6)            (7)                 (13)
-------------------------------------------------------------------------------
Fred E.     100,000         $33,440          300,000           $   0
Cooper       (8)              (9)            (10)                (13)
-------------------------------------------------------------------------------
Anthony J.        0         $     0          550,000           $   0
Feola                                        (11)                (13)
-------------------------------------------------------------------------------
Glenn             0         $     0          100,000           $   0
Keeling                                      (12)                (13)
===============================================================================

__________________


(1) This figure represents the number of shares of common stock acquired by each named executive officer upon the exercise of warrants.

(2) The value realized of the warrants exercised was computed by determining the spread between the market value of the underlying securities at the time of exercise minus the exercise price of the warrant.

(3)  All warrants held by the Named Executives are currently exercisable.

(4) The value of unexercised warrants was computed by subtracting the exercise price of the outstanding warrants from the closing sales price of the Company's common stock on December 31, 1997 as reported by Nasdaq ($.1875).

(5) During the year ended December 31, 1997, Mr. Purdy exercised warrants to purchase 52,800 shares of common stock at $.25 per share.

(6) The closing sales price as reported by Nasdaq on May 1, 1997, the date of the warrant exercise set forth in note (5) was $.406 per share.

(7) Includes warrants to purchase: 187,200 shares of common stock at $.25 per share until April 24, 1995 (extended until April 24, 1998); 500,000 shares of common stock at $.25 per share until May 1, 1995 (extended until May 1, 1998); and 80,000 shares of common stock at $.33 per share until June 29, 1995 (extended until June 29, 1998) (See, "Warrants").

(8) During year ended December 31, 1997, Mr. Cooper exercised warrants to purchase 100,000 shares of common stock at $.25 per share.

(9) The closing sales price as reported by Nasdaq on April 21, 1997, the date of the warrant exercise set forth in note (8), was $.594.

(10) Includes warrants to purchase: 300,000 shares of common stock at $.25 per share until May 1, 1995 (extended until May 1, 1998) (See, "Warrants").

(11) Includes warrants to purchase: 100,000 shares of common stock at $.25 per share until May 1, 1995 (extended until May 1, 1998); 100,000 shares of common stock at $.25 per share until November 26, 1995 (extended until November 26, 1998); and 350,000 shares of common stock at $.50 per share until October 11, 1996 (extended until October 11, 1999) (See, "Warrants").

(12) Includes warrants to purchase: 100,000 shares of common stock at $1.48 per share until August 26, 2001.

(13) Because the market price as of December 31, 1997 was less than the exercise price of the warrants, such warrants were not in-the-money .

Employment Agreements

BICO has entered into employment agreements (the "Agreements") with its Named Executives Fred E. Cooper, David L. Purdy, Anthony J. Feola and Glenn Keeling effective November 1, 1994, pursuant to which they are currently entitled to receive annual salaries of $250,000, $300,000, $300,000 and $200,000 respectively, which are subject to review and adjustment. The initial term of the Agreements with Messrs. Cooper and Purdy expires on October 31, 1999, and continues thereafter for additional three-year terms unless any of the parties give proper notice of non-renewal. The initial term of the Agreements with Messrs. Feola and Keeling expires on October 31, 1999, and continues thereafter for additional two-year terms unless either of the parties give proper notice of non- renewal. The Agreements also provide that in the event of a "change of control" of BICO, BICO is required to issue the following shares of common stock, represented by a percentage of the outstanding shares of common stock of the Company immediately after the change in control: five percent (5%) to Mr. Cooper and Mr. Purdy; four percent (4%) to Mr. Feola; and three percent (3%) to Mr. Keeling. In general, a "change of control" is deemed to occur for purposes of the Agreements (i) when 20% or more of BICO's outstanding voting stock is acquired by any person, (ii) when one-third (1/3) or more of BICO's directors are not Continuing Directors (as defined in the Agreement), or (iii) when a controlling influence over the management or policies of BICO is exercised by any person or by persons acting as a group within the meaning of Section 13(d) of the Securities Exchange Act of 1934, as amended (the "Exchange Act").

In addition, in the event of a change in control within the term of the Agreements or within one year thereafter, Messrs. Cooper, Purdy, Feola and Keeling are entitled to receive severance payments in amounts equal to: 100% of their most recent annual salary for the first three years following termination; 50% of their most recent annual salary for the next two years; and 25% of their most recent salary for the next five years. BICO is also required to continue medical insurance coverage for Messrs. Cooper, Purdy, Feola and Keeling and their families during such periods. Such severance payments will terminate in the event of the employee's death.

In the event that either Mr. Purdy or Mr. Cooper becomes disabled, as defined in their Agreements, he will be entitled to the following payments, in lieu of salary, such payments to be reduced by any amount paid directly to him pursuant to a disability insurance policy provided by the Company or its affiliates:
100% of his most recent annual salary for the first three years; and 70% of his most recent salary for the next two years. In the event that either Mr. Feola or Mr. Keeling becomes disabled, as defined in their Agreements, he will be entitled to the following payments, in lieu of salary, such payments to be reduced by any amount paid directly to him pursuant to a disability insurance policy provided by the Company or its affiliates: 100% of his most recent annual salary for the first year; and 70% of his most recent salary for the second year.

The Agreements also generally restrict the disclosure of certain confidential information obtained by Messrs. Cooper, Purdy, Feola and Keeling during the term of the Agreements and restricts them from competing with BICO for a eriod of one year in specified states following the expiration or termination of the Agreements.

In addition to the Employment Agreements described above, BICO also entered into employment agreements with two of its non-executive officer employees effective November 1, 1994. The terms of such agreements are similar to those described for Messrs. Feola and Keeling above, with the following amendments: the term of one agreement is from November 1, 1994 through October 31, 2002, and is renewable for successive two-year terms; the term of the other agreement is from November 1, 1994 through October 31, 1999, and is renewable for successive two-year terms; in the event of a "change in control", BICO is required to issue both employees shares of common stock equal to two percent (2%) of the outstanding shares of the common stock of the Company immediately after the change in control.


                 REPORT ON EXECUTIVE OFFICER COMPENSATION

The Company had no Compensation Committee which determined executive compensation for 1997. The Company is discussing the formation of a Compensation Committee made up of its outside directors for 1998. During 1997, the Named Executive Officers' salaries were determined by their employment contracts, which are negotiated and approved by the Board of Directors. Raises in salaries and bonuses are recommended by the CEO and approved by the Board of Directors. The CEO bases his recommendations on a number of subjective factors which include each executive officer's scope of responsibility and accountability within the Company, and each individual's performance and service to the Company.

Deductibility of Executive Compensation Expense Under Federal Tax Laws

When awarding compensation to its executives, the Board of Directors has considered the impact of recently enacted provisions of the Internal Revenue Code of 1986, as amended, that in certain circumstances disallow compensation deductions in excess of $1 million for any year with respect to the Company's Named Executives ("Section 162(m)"). While the Company does not expect that these provisions will limit its tax deductions for executive compensation in the near term, in the future, the Board may determine to adopt a compensation program which does not satisfy the conditions of Section 162(m) if in the Board's judgment, after considering the additional costs of not satisfying
Section 162(m), such program is appropriate.

     Submitted by the Board of Directors as of December 31, 1997

     David L. Purdy
     Fred E. Cooper
     Anthony J. Feola
     Glenn Keeling


  Compare 5-Year Cumulative Total Return Among Biocontrol Technology ("BICO"),
                     NASDAQ Market Index and SIC Code Index

NOTE: the comparative chart will be included in the final proxy materials, but was unavailable at the time of the filing of the preliminary materials.

  SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT


The following table sets forth the indicated information as of December 31, 1997 with respect to each person who is known by the Company to be the beneficial owner of more than five percent (5%) of the outstanding common stock, each director of the Company, and all directors and executive officers of the Company as a group. The table excludes disclosure of entities such as Cede & Co. and other companies which would reflect the ownership of entities who hold stock on behalf of shareholders.

As of December 31, 1997, there were 138,583,978 shares of the Company's common stock outstanding. The first column sets forth the common stock currently owned by each person or group, excluding currently exercisable warrants for the purchase of common stock. The second column sets forth the percentage of the total number of shares of common stock outstanding as of December 31, 1997 owned by each person or group, excluding exercisable warrants. The third column sets forth the total number of shares of common stock which each named person or group has the right to acquire, through the exercise of warrants, within sixty (60) days, plus common stock currently owned. The fourth column sets forth the percentage of the total number of shares of common stock outstanding as of December 31, 1997 which would be owned by each named person or group upon the exercise of all of the warrants held by such person or group together with common stock currently owned, as set forth in the third column. Except as otherwise indicated, each person has the sole power to vote and dispose of each of the shares listed in the columns opposite his name.

                      Amount and Nature                              Percent of
Name and Address of    of Beneficial   Percent of    Ownership with  Class with
Beneficial Owner       Ownership(1)     Class (2)     Warrants (3)   Warrants(4)


David L. Purdy (5)       240,140           *           1,007,340(6)      *
300 Indian Springs Road
Indiana, PA 15701

Fred E. Cooper           776,200           *           1,076,200(7)      *
Building 2500, 2nd Floor
2275 Swallow Hill Rd.
Pittsburgh, PA 15220

Anthony J. Feola         354,000           *             904,000(8)      *
Building 2500, 2nd Floor
2275 Swallow Hill Rd.
Pittsburgh, PA 15220

Glenn Keeling            138,500           *             238,500(9)      *
200 Julrich Drive
McMurray, PA 15317


All directors and      1,508,840      1.1%     3,226,040(10)  2.3%
executive officers
as a group (4 persons)

* Less than one percent
________________________


(1) Excludes currently exercisable warrants set forth in the third column and detailed in the footnotes below.

(2) Represents current common stock owned by each person, as set forth in the first column, excluding currently exercisable warrants, as a percentage of the total number of shares of common stock outstanding as of December 31, 1997.

(3) Includes ownership of all shares of common stock which each named person or group has the right to acquire, through the exercise of warrants, within sixty (60) days, together with the common stock currently owned.

(4) Represents total number of shares of common stock owned by each person, as set forth in the third column, which each named person or group has the right to acquire, through the exercise of warrants within sixty (60) days, together with common stock currently owned, as a percentage of the total number of shares of common stock outstanding as of December 31, 1997. For computation purposes, the total number of shares of common stock outstanding as of December 31, 1997 has been increased by the number of additional shares which would be outstanding if the person or group owned the number of shares set forth in the third column.

(5) Does not include shares held by Mr. Purdy's spouse or adult children. Mr. Purdy disclaims any beneficial interest to shares held by members of his family.

(6) Includes currently exercisable warrants to purchase the following: 187,200 shares of common stock at $.25 per share until April 24, 1995 (extended until April 24, 1998); 80,000 shares of common stock at $.33 per share until June 29, 1995 (extended until June 29, 1998); and 500,000 shares of common stock at $.25 per share until May 1, 1995 (extended until May 1, 1998) pursuant to Mr. Purdy's previous employment agreement. In addition, Mr. Purdy is entitled to certain shares of Common Stock upon a change of control of BICO as defined in his employment agreement (See, "Employment Agreements").

(7) Includes currently exercisable warrants to purchase the following: 300,000 shares of common stock at $.25 per share until May 1, 1995 (extended until May 1, 1998) pursuant to Mr. Cooper's previous employment agreement. In addition, Mr. Cooper is entitled to certain shares of Common Stock upon a change of control of BICO as defined in his employment agreement (See, "Employment Agreements").

(8)  Includes currently exercisable warrants to purchase the following:
     100,000 shares of common stock at $.25 per share until November 26, 1995 (extended until November 26, 1998); 100,000 shares of common stock at $.25 per share until May 1, 1995 (extended until May 1, 1998) pursuant to Mr. Feola's previous employment agreement; and 350,000 shares of common stock at $.50 per share until October 11, 1996 (extended until October 11,
     1999). In addition, Mr. Feola is entitled to certain shares of Common Stock upon a change of control of BICO as defined in his employment agreement (See, "Employment Agreements").

(9) Includes currently exercisable warrants to purchase 100,000 shares of common stock at $1.48 per share until August 26, 2001. In addition, Mr. Keeling is entitled to certain shares of Common Stock upon a change of control of BICO as defined in his employment agreement (See, "Employment Agreements").

(10) Includes shares of common stock, including stock currently owned, available under currently exercisable warrants as set forth above.

                      FINANCIAL AND OTHER INFORMATION

For additional information, including Financial Information, Financial Statements and corresponding notes, and Management's Discussion and Analysis of Financial Condition and Results of Operations, please review the Company's Form Annual Report on Form 10-K, as well as the Company s Quarterly Reports on Form 10-Q, which are available at no charge from the Company or on-line from the SEC s EDGAR system. For information, please contact Diane McQuaide, the Company s Investor Relations Representative at:

                             2275 Swallow Hill Road
                             Bldg. 2500, 2nd Floor
                              Pittsburgh, PA 15220
                                 (412) 429-0673


                 INCREASE IN NUMBER OF AUTHORIZED SHARES

The Company's Articles of Incorporation, as amended, authorize the issuance of 300,000,000 shares of common stock, par value $.10 per share. As of April 17, 1998, there were _______________ shares outstanding, and currently exercisable warrants to purchase ______________ shares of common stock.

All outstanding shares of the Company's common stock are issued fully paid and nonassessable. All additional shares of common stock will be fully paid and nonassessable. All the shares of common stock will be equal to each other with respect to liquidation rights and dividend rights and there are no preemptive rights to purchase any additional shares of common stock. Holders of common stock are entitled to one vote per share on all matters submitted to a vote of shareholders, but are not entitled to cumulate their votes in the election of directors. Accordingly, the holders of over 50% of the outstanding common stock voting for the increase in the number of authorized shares of common stock could determine the outcome of such vote, and the holders of the remaining common stock would not be able to change the outcome of the vote.

In the event of liquidation, dissolution or winding up of the Company, holders of the common stock are entitled to receive on a pro rata basis all assets remaining after satisfaction of all liabilities including liquidation preferences granted to holders of the preferred stock of the Company.

Holders of common stock are entitled to cash dividends only when and if declared by the Board of Directors out of funds legally available for payment thereof, and subject to the prior right of holders of the Company's preferred stock to receive any accrued but unpaid dividends. Further, common stock dividends may be paid only to the extent the net assets exceed the liquidation preference of any outstanding preferred stock. The Company has not paid any cash dividends on its common stock since its inception and no cash dividends on the common stock are contemplated at any time in the foreseeable future.

The Board of Directors of the Company unanimously approved a resolution to propose that the shareholders increase the number of authorized shares of common stock to 600,000,000 by amending the Company's Articles of Incorporation. If such an increase is approved, the Board of Directors may, without additional shareholder approval, authorize the sale of such additional shares in order to raise additional capital to fund the Company's operations and research and development projects. The Board will authorize management to use any such funds raised to fund existing or new research and development projects as management determines is in the best interest of the Company. Management does not believe that, until full-scale manufacturing of the Noninvasive Glucose Sensor begins, or the sale of the Company s other products generates meaningful revenues, the Company presently has alternative means to raise additional funds. Because the market price for the stock has remained low, it has been necessary to sell more shares than originally anticipated in order to raise sufficient capital; therefore, the authorization of additional shares is necessary. The proposal to increase the number of authorized shares is part of management's long-term plan to continue funding the Company's existing and future research and development projects, and to fund manufacturing start-up of the Noninvasive Glucose Sensor. Any future sale of additional shares, whether in a public or private offering, will dilute the holdings of existing shareholders. The Company has no current specific plans for any proceeds received from the future sale of the additional shares, but may use any such proceeds to continue funding existing research and development projects, manufacturing, and future projects which are deemed by management to be in the best interest of the Company. Such projects are subject to risks, and there can be no assurances that any current or future project will be successful or result in commercially viable products.

The Board of Directors recommends shareholder approval of the proposal to amend the Company's Articles of Incorporation to increase the number of authorized shares of common stock to 600,000,000. The affirmative vote of the holders of a majority of the common stock entitled to vote at the Special Meeting is necessary to approve the amendment. If not otherwise specified, properly executed proxies will be voted in favor of the amendment.

                   AUTHORIZATION FOR REVERSE STOCK SPLIT

Shareholder authorization is required in order for the Company to implement a reverse stock split. At the last Special Meeting of the Shareholders, the shareholders present and voting by proxy unanimously approved such authorization if the Board of Directors deemed such action necessary. Due to certain legal requirements, the Company has put this matter to a full vote of all shareholders.

The Board of Directors agrees with the shareholders who attended and spoke at the last Special Meeting; a reverse stock split should only be utilized if necessary. Because the Nasdaq Small-Cap Market, where the Company s common stock currently trades, has implemented new rules, the Company s common stock is at risk. Nasdaq now requires a minimum bid price of $1.00 per share. The Company s common stock has been trading at a price which is less than $1.00 per share, and Nasdaq has suggested that a reverse stock split would help correct the price. In theory, a reverse stock split of one share for each ten shares owned would result in an increase in the price by a multiple of ten, assuming the total market value as reflected by the stock price remains the same. However, there can be no assurances that the stock price will increase by a factor of ten, or at all. Many other factors, including the desires of buyers and sellers in the market, determine stock price.

In the event of a reverse stock split, shareholders would receive one share of stock for each ten shares owned as of the date of the reverse stock split. The mechanics would be handled by Chase-Mellon Shareholder services, the Company s transfer agent. Outstanding warrants, options, or other convertible securities would also be amended to reflect the split.

The Board of Directors recommends shareholder approval of the proposal to authorize a reverse stock split of one for ten in the event that the Board, in its sole discretion, determines such an action is necessary. The affirmative vote of the holders of a majority of the common stock entitled to vote at the Special Meeting is necessary to approve the amendment. If not otherwise specified, properly executed proxies will be voted in favor of the amendment.



               CHANGES IN THE COMPANY'S INDEPENDENT AUDITORS

Effective January 25, 1995, upon a determination by the Board of Directors, the Company engaged Thompson Dugan, P.C. as its independent auditors and accountants to replace Grant Thornton LLP. Thompson Dugan, P.C. also serves as the independent auditors and accountants for Diasense, replacing Grant Thornton LLP. Neither company had any disagreements with Thompson Dugan, P.C. or Grant Thornton LLP on any matter of accounting principles or practices, financial statement disclosure or auditing scope or procedure. A representative of Thompson Dugan, P.C. will not be present at the Special Meeting to answer questions.


                           SHAREHOLDER PROPOSALS

All shareholder proposals to be presented at the next Annual Meeting of the Company must be received by the Company at its principal executive offices by January 31, 1998 for inclusion in the proxy materials relating to the next Annual Meeting.


                               OTHER MATTERS

The management of the Company does not know of any other matters that are to be presented for action at the meeting. Should any other matter come before the meeting, however, the person named in the enclosed Proxy shall have discretionary authority to vote all shares represented by valid proxies with respect to such matter in accordance with his judgement.

The enclosed Proxy is solicited on behalf of the Board of Directors. The expenses of solicitation, including the cost of preparing, handling, printing and mailing the Notice of Annual Meeting, Proxy and Proxy Statement, the aggregate of which is estimated to be approximately $40,000, has been or will be paid by the Company. The Company will pay Chase Mellon Shareholder Services, its Registrar and Transfer Agent, for its assistance in the solicitation of proxies and will reimburse brokers and other persons holding shares in their names or those of their nominees for their expenses for sending Proxy materials to principals and obtaining their proxies.

Shareholders are urged to specify their choice, date, sign and return the enclosed proxy in the enclosed envelope. Prompt response is helpful and your cooperation will be appreciated.


                              By Order of the Board of Directors

                              ______________________________
                              David E. Staudenmaier, Secretary